Exhibit 10.3

ABBOTT LABORATORIES
NON-QUALIFIED STOCK OPTION AGREEMENT

Abbott Laboratories (the “Company”) hereby grants to «First Name» «MI» «Last Name», «Employee ID» (the “Employee”), a Non-Qualified Stock Option (the “Option”) to purchase from time to time all or any part of a total of «NQSOs» Shares subject to this Option, at the price of $«Option_Price» per Share, such price being not less than 100% of the Fair Market Value of the Shares on the date hereof (the “Exercise Price”), under the terms and conditions set forth in this Non-Qualified Stock Option agreement (the “Agreement”).

This Option is granted this «Grant_Day» day of «Grant_Month», 20     under the Company’s 1996 Incentive Stock Program (the “Program”) for the purpose of furnishing to the Employee an appropriate incentive to improve operations and increase profits and encouraging the Employee to continue employment with the Company and its Subsidiaries.  This Agreement incorporates, and is subject to, the provisions of the Program.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program, and in the event of any inconsistency between the provisions of this Agreement and the provisions of the Program, the Program shall control.

The terms and conditions of the Option are as follows:

1.                    Grant of the Option.  The terms and conditions of the Option granted to the Employee are set forth below.

2.                    Vesting.  Subject to Sections 4 and 5, the Option shall vest and become exercisable as follows:  (i) on the first anniversary of the Grant Date, one-third of the total number of shares covered by the Option may be purchased; (ii) on the second anniversary of the Grant Date two-thirds of the total number of Shares covered by the Option may be purchased; and (iii) on the third anniversary of the Grant Date, the Option shall be exercisable in full.  In the event of termination of employment, the number of Shares which may be purchased pursuant to this Section 2 shall be determined as if the Employee continued to be employed by the Company during the periods referred to in Section 4 of this Agreement. The right to purchase shall cumulate so that Shares may be purchased at any time after becoming eligible for purchase until the termination of the Option.

3.                    Exercise of the Option.  The Option may be exercised in installments, but may be exercised only to the extent, pursuant to the methods, and within the time periods described below.

(a)                       Term of Option.  Subject to the provisions of Sections 4 and 5, the Employee may exercise all or a portion of the vested Option at any time prior to the tenth (10th) anniversary of the Grant Date (the “Expiration Date”); provided that the Option may be exercised with respect to whole Shares only.  In no event shall the Option be exercisable on or after the Expiration Date.

(b)                      Exercise by Employee Only.  Except as provided below, during the lifetime of the Employee, the Option granted hereunder may be exercised only by the Employee and only while the Employee is in the employ of the Company or any of its Subsidiaries.

(c)                       Method of Exercise. The Option may be exercised only by (i) delivering to the Secretary or other designated employee or agent of the Company, a written, electronic, or telephonic notice of exercise, specifying the number of Shares with respect to which the Option is then being exercised, and by payment of the full Exercise Price of the Shares being purchased in cash, or with other Shares held by the Employee having a then fair market value equal to the Exercise Price, (ii) by the delivery of a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the Exercise Price, or (iii) a combination thereof, plus, in each case, payment of the full amount of any taxes which the Company believes are required to be withheld and paid with respect to such exercise.  In the event the Option is being exercised by a person or persons other than the Employee, such person(s) shall furnish the appropriate tax clearances, proof of the right of such person(s) to exercise the Option, and other pertinent data as the Company may deem necessary.

(d)                      Method of Payment of Taxes; Withholding.  The Employee may satisfy any federal, state, local or foreign taxes arising from any transaction related to the exercise of the Option by (i) tendering a cash payment, (ii) having the Company withhold Shares from the Option exercised to satisfy the minimum applicable withholding tax, (iii) tendering Shares received in connection with the Option back to the Company, or (iv) delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.  The Company shall have the right and is hereby authorized to withhold from the Shares transferable to the Employee upon any exercise of the Option or from any other compensation or other amount owing to the Employee such amount as may be necessary in the opinion of the Company to satisfy all such taxes, requirements and withholding obligations.  If the Company withholds from the Shares for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying any such taxes, requirements and withholding obligations.

4.                    Termination of Employment.

(a)                       Termination Prior to First Anniversary of Grant Date.  Termination of the Employee’s employment with the Company and its Subsidiaries before the first anniversary of the Grant Date will terminate all rights under the Option, unless such termination is for reason of retirement, disability or death, or for reason other than retirement, disability or death and the first anniversary of the Grant

Date occurs within the three (3) month period described in Section 4(b) below.

(b)                      Termination for Reason Other than Retirement, Disability or Death.  Subject to Section 5 below, if the Employee’s employment with the Company and its Subsidiaries terminates for any reason other than retirement, disability or death, the Option shall be exercisable to the extent permitted by Section 2 within three (3) months after the Employee’s effective date of termination.  To the extent the Option is not exercised prior to the Expiration Date, it shall be deemed canceled and forfeited.

(c)                       Termination by Reason of Retirement.  Subject to Section 5 below, if the Employee terminates employment by reason of retirement, this Option may be exercised prior to the Expiration Date by the Employee to the extent permitted under Section 2.  To the extent the Option is not exercised prior to the Expiration Date, it shall be deemed canceled and forfeited.

(d)                      Termination by Reason of Disability.  Subject to Section 5 below, if the employment of the Employee with the Company and its Subsidiaries terminates due to disability, this Option may be exercised prior to the Expiration Date by the Employee to the extent permitted under Section 2.  To the extent the Option is not exercised prior to the Expiration Date, it shall be deemed canceled and forfeited.

(e)                       Death of the Employee.

i.                   Death During Employment.  In the event of the death of the Employee during employment, this Option may be exercised to the extent permitted under Section 2 prior to the Expiration Date; and provided further that this Option may only be exercised by the executor or administrator of the estate of the Employee or the person or persons to whom rights under the Option have passed by will or the laws of descent and distribution.  To the extent the Option is not exercised prior to the Expiration Date, it shall be deemed canceled and forfeited.

ii.                Death During the Three-Month Period After Termination for Reason other than Retirement, Disability or Death.  In the event of the death of the Employee during the three (3) month period after termination for reason other than retirement, disability or death referred to in Section 4(b) above, then the Option shall be exercisable to the extent permitted by Section 2 for a three (3) month period after the date of death, but in no event shall such Option be exercised on or after the Expiration Date.  An Option shall only be exercised by the executor or administrator of the estate of the Employee or the person or persons to whom rights under the Option have passed by will or the laws of descent and distribution.

iii.             Death During the Period After Retirement or Termination Due to Disability.  In the event of the death of the Employee after such Employee’s termination due to retirement or disability as set forth in Sections 4(c) or 4(d) above, then the Option shall be exercisable to the extent permitted by Section 2 through the Expiration Date.  An Option may only be exercised by the executor or administrator of the estate of the Employee or the person or persons to whom rights under the Option have passed by will or the laws of descent or distribution.  To the extent the Option is not exercised prior to the Expiration Date, it shall be deemed canceled and forfeited.

5.                    Effect of Certain Bad Acts

(a)                       Notwithstanding anything to the contrary contained in this Agreement, the Option shall immediately terminate, if, in the sole opinion and discretion of the Committee or its delegate, the Employee (i) engages in a material breach of the Company’s code of business conduct; (ii) commits an act of fraud, embezzlement, or theft in connection with the Employee’s duties or in the course of employment; or (iii) wrongfully discloses secret processes or confidential information of the Company or its Subsidiaries.

(b)                      Notwithstanding anything to the contrary contained in this Agreement, the Option shall immediately terminate in the event the Employee engages, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business during employment or within twelve (12) months after the date of termination or retirement which, in the sole opinion and discretion of the Committee or its delegate, is competitive with the Company or any of its Subsidiaries.

6.                    No Right to Continued Employment.  Neither the Program nor this Agreement shall confer upon the Employee the right to continue in the employ or service of the Company or any Subsidiary, to be entitled to any remuneration or benefits not set forth in the Program or this Agreement or other agreement, or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate the Employee’s employment or service.

7.                    No Right to Compensation.

(a)                       Neither this Option, Shares issued upon its exercise, any excess of market value over Exercise Price, nor any other rights, benefits, values or interest resulting from the granting of this Option shall be considered as compensation for purposes of any pension or retirement plan, insurance plan, investment or stock purchase plan, or any other employee benefit plan of the Company or any of its Subsidiaries;

(b)                      The grant of an Option under the Program does not create any contractual or other right to receive additional Option grants or other Program benefits in the future.  Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee.  Future Option grants, if any, and their terms and conditions, will be at the sole discretion of the Committee or its delegate.  Unless expressly provided by the Company in writing, any value associated with an Option granted under the Program is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

8.                    Transferability.  Except as otherwise provided by the Committee or its delegate, the Option is not transferable otherwise than by will or the laws of descent and distribution and is exercisable during the Employee’s lifetime only by the Employee or the Employee’s guardian or legal representative.  It may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process.  Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon such Option, shall be null and void and without effect.

9.                    Data Privacy.

(a)                       For purposes of this Agreement, “Personal Data” shall mean certain personal information about the Employee held by the Company and its Subsidiaries, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, Social Security Number or other Employee Identification Number, salary, nationality, job title, the number of Shares (if any) owned by the Employee, whether the Employee is a member of the Board of Directors of the Company or of any of its Subsidiaries, details of all stock options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor for the purpose of managing and administering the Program or this Option.  The Option granted hereunder shall be interpreted to effect the original intent of the Company as closely as possible to the fullest extent permitted by applicable law (including, without limitation, any laws governing data privacy).  If any condition or provision of this Agreement is invalid, illegal, or incapable of being enforced under any applicable law or regulation governing data privacy, including the privacy laws and regulations of the European Economic Area, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

(b)                      By accepting the Option, the Employee voluntarily and unambiguously acknowledges and consents to the collection, use, processing and transfer of Personal Data as described in this Section, in electronic or other form.  The Employee is not obligated to consent to such collection, use, processing and transfer of Personal Data.  However, failure to provide the consent may affect the Employee’s ability to participate in the Program.  The Employee understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and/or any of its Subsidiaries may each further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Program, including UBS or such other stock plan service provider as may be selected by the Company in the future.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States and the recipients’ country (e.g., the United States) may have different privacy laws and protections than the Employee’s country.  The Employee understands that the Employee may request a list with the names and addresses of any potential recipients of Personal Data by contacting the local human resources representatives. The Employee hereby authorizes the Company and its Subsidiaries to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Program, including any transfer of such Personal Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.  The Employee understands that Personal Data may be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Program.  The Employee may, at any time, review Personal Data, request additional information about the storage and processing of Personal Data, and require any necessary amendments to such data.  The Employee may, at any time, withdraw the consents herein in writing, in any case without cost, by contacting the Company; however, withdrawing such consent may affect such Employee’s ability to participate in the Program.

10.              Compliance with Applicable Laws and Regulations.  Notwithstanding any other provision of the Program or this Agreement to the contrary, the Company shall not be required to issue or deliver any Shares purchased upon any exercise pending compliance with all applicable federal and state securities and other laws (including any registration requirements) and compliance with the rules and practices of any stock exchange upon which the Shares are listed.

11.              Code Section 409A.  The Option is intended to be exempt from the requirements of Code Section 409A.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that this Agreement is subject to Code Section 409A and fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend the Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

12.              Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee and the Employee’s Representative.

13.              Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

14.              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By

Miles D. White
Chairman and Chief Executive Officer